Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143622, 333-179164 and 333-213325 on Form S-8 and Registration Statement Nos. 333-209085, 333-194377 and 333-184919 on Form S-3 of our reports dated March 13, 2020 relating to the consolidated financial statements of Carrols Restaurant Group, Inc. and subsidiaries and the effectiveness of the Carrols Restaurant Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Carrols Restaurant Group, Inc. for the year ended December 29, 2019.

/s/ Deloitte & Touche LLP
Rochester, New York
March 13, 2020